Exhibit 99.1

bebe stores, inc.
Reports Preliminary Third Quarter Fiscal Year 2014 Net Sales and Loss per Share
Third quarter comparable store sales decreased approximately 5.7%
Third quarter net sales were approximately $93 million
Third quarter net loss per share expected to be between $0.29 and $0.32, including impairment charges
BRISBANE, CALIF. - April 22, 2014 - bebe stores, inc. (NASDAQ:BEBE) today announced that based on its preliminary financial results, the Company is updating its net loss per share guidance for the fiscal third quarter ended April 5, 2014. The Company expects to report actual fiscal third quarter 2014 results on May 8, 2014.
Comparable store sales for the quarter ended April 5, 2014 decreased approximately 5.7%. Net sales were approximately $93 million, a decrease of 17.2% from $113 million reported for the third quarter a year ago. The sales decrease was due partially to one less retail week in January in the current fiscal year coupled by the closure of 19 unproductive stores since the prior year third fiscal quarter. The Company’s sales results were also negatively impacted by extreme weather throughout the fiscal third quarter this year with up to 136 weather-related temporary store closures. In addition, the Company believes that the timing of Easter in late April had a greater than expected negative impact on sales in the quarter, specifically in the outlet locations. Comparable store sales and traffic in outlet stores were down in the mid-teens for the quarter.
Merchandise margins for the third quarter increased by approximately 50 basis points as compared to fiscal third quarter last year but were below previous expectations due to the increased level of promotions in response to the challenging retail environment. The gross margin rate is expected to be below prior year due to deleveraging of sales. As a result of these factors, net loss per share for the quarter is now expected to be $0.29 to $0.32 range. This assumes estimated non-cash impairment charges for bebe, 2b and outlet stores of up to $0.04 per share. Inventory per square foot at the end of the third quarter is down approximately 2% compared to last year.
Steve Birkhold, Chief Executive Officer, commented, “Our preliminary third quarter results were heavily impacted by the winter storms, unseasonably cold weather, and the greater than expected impact of the Easter shift. In addition, we transitioned fully to spring product early and had much lower levels of excess winter product during the sustained cold weather in this period. If we were to use our West region performance, without weather impact, as a proxy, comparable store sales for bebe and bebe.com combined, would have been flat for the fiscal third quarter. We continue to believe that our new product is being well received by our bebe girl as we saw e-commerce, which was not impacted by weather, achieved positive comparable store sales and margin in the high teens for the third quarter. We were also encouraged by the sales and margin performance of our March catalogue, which had the best sell-through rate since November 2011."
"More recently, we have seen a continued progress in our sales and margin performance, with improved performance in all channels during the past Easter week as consumers responded positively to our April product offerings. We remain focused on executing our six strategic initiatives to move our business forward and anticipate continued improvement in comparable store sales and margin performance. Again, I would like to thank our shareholders for their support as we navigate through this challenging retail environment and continue to transform the business for sustainable long-term growth.”
The Company noted that these third quarter fiscal 2014 results are preliminary and therefore subject to the Company's completion of its customary quarterly closing and review procedures.
Webcast and Conference call information:
A live audio webcast of bebe stores, inc. third quarter fiscal 2014 earnings release call is will be available May 8th, 2014 at https://event.webcasts.com/starthere.jsp?ei=1033916. The call begins at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Steve Birkhold, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.
The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.
To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 90548721. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement.
The Company may not issue future press releases discussing sales trends and financial guidance such as this one other than associated with routine quarterly and annual financial reporting.

About bebe stores, inc.:
bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 226 stores, of which 176 are bebe stores, including the on-line store bebe.com, and 50 are 2b and outlet stores, including the on-line store

2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 26 countries.

Contact:
bebe Stores, Inc.
Liyuan Woo, Chief Financial Officer
415-715-3900